UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________
FORM 8‑K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 29, 2014

Federal Home Loan Bank of Dallas
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51405	71-6013989
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8500 Freeport Parkway South, Suite 600, Irving, Texas		75063-2547
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: 214-441-8500

____________________Not Applicable________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective May 29, 2014, the Federal Home Loan Bank of Dallas (the “Bank”) and Michael Sims entered into a Separation and Release Agreement (the “Agreement”) setting forth certain terms relating to Mr. Sims’ resignation as Executive Vice President and Chief Financial Officer of the Bank effective May 13, 2014. Mr. Sims’ resignation from the Bank was reported under Item 5.02 of the Bank’s Current Report on Form 8-K dated May 13, 2014 and filed with the Commission on May 19, 2014.
Pursuant to the Agreement, and in lieu of any amounts that might otherwise have been payable to Mr. Sims under his Executive Employment Agreement dated November 20, 2007, the Bank agreed to pay to Mr. Sims a separation payment of $65,000, less all applicable taxes and withholding. In consideration of this payment, the Agreement includes a general release of claims by Mr. Sims in favor of the Bank and its affiliates, as well as various other undertakings by Mr. Sims.
In addition to the separation pay, the Bank agreed under the terms of the Agreement to provide Mr. Sims with outplacement and career assistance services through an outplacement firm of the Bank’s choosing for a period of three months. Further, the Bank allowed Mr. Sims to remain in its group health care benefits program through August 31, 2014 at no cost to him. Mr. Sims may continue his participation in the Bank’s group health care benefits program during the period from September 1, 2014 through December 31, 2014 by paying the applicable employee premiums during such period. If Mr. Sims becomes covered under another group health insurance plan prior to December 31, 2014, he must cancel the Bank’s coverage by providing written notice to the Bank.
The foregoing summary is qualified in its entirety by the terms and conditions set forth in the Agreement, which are incorporated by reference in this Item 5.02. A copy of the Agreement is attached as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.
Exhibits
10.1 Separation and Release Agreement between Michael Sims and the Federal Home Loan Bank of Dallas entered into effective May 29, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Dallas

Date:	June 4, 2014	By:	/s/ Tom Lewis
Name: Tom Lewis
Title: Senior Vice President and Chief Accounting Officer